Exhibit 10.3

EXECUTION VERSION

PLEDGE AGREEMENT

PLEDGE AGREEMENT, dated as of March 11, 2015 (this “Agreement”), between MINERA DEL NORTE, S.A. DE C.V., a Mexican societe anonime (hereinafter referred to as “PLEDGEE”), ODYSSEY MARINE ENTERPRISES LTD., a corporation existing under the laws of the Commonwealth of The Bahamas, (hereinafter referred to as “ODYSSEY” or “PLEDGOR”), and OCEANICA RESOURCES, S. DE R.L., a sociedad de responsabilidad limitada existing under the laws of the Republic of Panama (hereinafter referred to as “OCEANICA”).

PLEDGEE, PLEDGOR and OCEANICA are referred to herein, individually, as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, ODYSSEY is the owner of certain participation quotas (the “Pledged Quotas”) described in Schedule I hereto and issued by OCEANICA as stated in Schedule I; and

WHEREAS, pursuant to the Stock Purchase Agreement, dated as of the date hereof (the “Stock Purchase Agreement”), among Odyssey Marine Exploration, Inc., the guarantor named therein and PLEDGEE, PLEDGEE has agreed to advance to PLEDGOR, in one or more transactions, up to FOURTEEN MILLION SEVEN HUNDRED FIFTY UNITED STATES DOLLARS (US$14,750,000) on or after the date hereof (each advance received by PLEDGOR from PLEDGEE, an “Advance”) and it is a condition precedent to the making of any Advance by PLEDGEE that PLEDGOR shall have made the pledge contemplated by this Agreement.

WHEREAS, pursuant to the Call Option Agreement, dated as of the date hereof (the “Call Option Agreement”), by PLEDGOR in favor of PLEDGEE, PLEDGOR has agreed to sell to PLEDGEE certain participation quotas described therein, subject to the purported prior rights, to the extent enforceable under applicable Law, of (i) Monaco Financial LLC to purchase up to 3,174,603 quotas pursuant to the Monaco Option as described in the Call Option Agreement (the “Monaco Option”) and (ii) Monaco Financial, LLC to hold a Lien on 10,000,000 quotas in Oceanica granted by Odyssey Marine Exploration, Inc. (“OMEX”) as a security for $10.0 million of indebtedness owed by OMEX to Monaco Financial, LLC, pursuant to the Loan Agreement, dated as of August 14, 2014, by and between Monaco Financial, LLC and the Odyssey Marine Exploration, Inc (the “Monaco Pledge”).

NOW, THEREFORE, in consideration of the premises and in order to induce PLEDGEE to make any and all Advances and enter into the Call Option Agreement, PLEDGOR hereby agrees as follows:

SECTION 1. Pledge. In order to secure the Obligations, PLEDGOR hereby pledges to PLEDGEE, and grants to PLEDGEE a security interest in the Pledged Quotas and the certificates representing the Pledged Quotas and all instruments and other property (including cash and cash equivalents received upon the disposition of any of the Pledged Collateral) from time to time received or receivable in exchange for any or all of the Pledged Quotas, including pursuant to the Monaco Option and the Call Option Agreement (the “Pledged Collateral”).

SECTION 2. Security for Obligations. This Agreement secures the payment and performance of all obligations of PLEDGOR to PLEDGEE now or hereafter existing under the terms of the Stock Purchase Agreement, the Call Option Agreement, the Note (as defined in the Stock Purchase Agreement) or any other agreement with respect to the Advances or the transactions contemplated by any of the foregoing, whether for principal or interest or fees or otherwise, and all obligations of PLEDGOR now or hereafter existing under this Agreement (all such obligations of the PLEDGOR being the “Obligations”).

SECTION 3. Delivery of Pledged Collateral; Filings. All certificates or instruments representing or evidencing the Pledged Collateral shall be delivered to and held by PLEDGEE pursuant hereto. Oceanica will (i) on or prior to the date hereof, annotate the Pledge over the Pledged Quotas in the Stock Registry of the Oceanica and (ii) as soon as practicable after the date hereof, and in any event within five business days, register the Pledge in the Panamanian Public Registry. Any and all Pledged Collateral (including, without limitation, dividends, interest, other cash distributions, and proceeds of sale pursuant to the Monaco Option or the Call Option Agreement) at any time received or held by PLEDGOR shall be so received or held in trust for PLEDGEE, shall be segregated from other property of PLEDGOR and shall be forthwith delivered to PLEDGEE in the same form as so received or held, with any necessary indorsements.

SECTION 4. Representations and Warranties of PLEDGOR. PLEDGOR represents and warrants as follows:

(a) that it is duly organized, validly existing and in good standing under the laws of the its jurisdiction of formation and its duly qualified to do business and its in good standing in all jurisdictions in which the nature of the business it conducts make such qualifications necessary.

(b) the execution, delivery and performance by PLEDGOR of this Agreement has been duly authorized by all necessary corporate action of PLEDGOR and do not and will not: (i) contravene PLEDGOR’s constitutional documents; (ii) violate in any material respect any provision of any applicable law, rule, regulation, order, writ, judgment, injunction or decree, presently in effect and binding on PLEDGOR; or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which PLEDGOR is party or by which it or its property may be bound or affected;

(c) the Pledged Quotas have been duly authorized and validly issued and are fully paid and non-assessable;

(d) PLEDGOR is the sole holder of record of the Pledged Quotas and legal and beneficial owner of the Pledged Collateral free and clear of any liens, encumbrances, security interest, options, warrants or other charges or rights of third parties whatsoever, except for: (i) the security interest created by this Agreement; (ii) with respect to 10,000,000 quotas, the Monaco Pledge, to the extent enforceable under applicable Law; and (iii) with respect to 3,174,603 quotas, the Monaco Option, to the extent enforceable under applicable Law.

(e) this Agreement is the legal, valid and binding obligation of PLEDGOR, enforceable against PLEDGOR in accordance with its terms subject to bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights generally;

(f) upon the taking of the following action, the pledge of the Pledged Quotas pursuant to this Agreement creates a valid and perfected security interest in the Pledged Collateral securing the payment of the Obligations: (i) PLEDGEE having possession of the certificate for the Pledged Quotas, (ii) the Pledge over the Pledged Quotas has been annotated in the Stock Registry of Oceanica, and (iii) the Pledge being recorded in the Panamanian Public Registry]; the pledge of the Pledged Quotas pursuant to this Agreement creates a valid first priority security interest in the Pledged Collateral securing the payment of the Obligations, subject only to with respect to 10,000,000 quotas, the Monaco Pledge, to the extent the Monaco Pledge is enforceable under applicable Law;

(g) No authorization, approval or other action by, and no notice to or filing with, any governmental authority, regulatory body or other person or entity, other than the members of OCEANICA listed in Schedule II, is required for the Pledge by PLEDGOR of the Pledged Collateral pursuant to this Agreement or for the due execution, delivery or performance of this Agreement by PLEDGOR, and

(h) the exercise by PLEDGEE of any of its rights and remedies hereunder will not contravene any law or contractual restrictions binding on or affecting PLEDGOR.

SECTION 5. Representations and Warranties of OCEANICA. OCEANICA represents and warrants as follows:

(a)	That it agrees and acknowledges the Pledge made by PLEDGOR to PLEDGEE in the terms agreed upon by the Parties within this Agreement.

(b)	That all the members of OCEANICA set forth in Schedule II authorize and agree on the following: (i) that they give their express consent for PLEDGOR to pledge the Pledged Quotas, (ii) that any Event of Default will give PLEDGEE the right to exercise its remedies with respect to the Pledged Collateral as set forth in Section 14 or as otherwise available to it under applicable law, (iii) that they expressly authorize and consent PLEDGEE to become a member of OCEANICA in case of any Event of Default, and iv) that they waive their preferential right over the Pledge Quotas.

SECTION 6. Further Assurances. (a) PLEDGOR agrees that at any time and from time to time, at the expense of PLEDGOR, PLEDGOR will promptly execute and deliver all further instruments and documents, and take all further actions, that may be necessary or desirable or that PLEDGEE may reasonably request, in order to perfect and protect any security interest granted or purported to be granted hereby or to enable PLEDGEE to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(b) PLEDGOR hereby authorizes PLEDGEE or its designee to file or make any required filing or application necessary or desirable to perfect and protect any security interest granted or purported to be granted hereby or to enable PLEDGEE to exercise and enforce its rights and remedies hereunder with respect to any Pledged Collateral.

(c) Upon receipt by PLEDGOR of any material notice, report or other communication from OCEANICA relating to all or any part of the Pledged Collateral that can reasonably be expected to have an adverse effect on the Collateral, PLEDGOR shall deliver such notice, report or other communication to PLEDGEE as soon as possible, but in no event later than five (5) days following the receipt thereof by PLEDGOR.

SECTION 7. Event of Default The occurrence of any of the following events shall constitute an event of default under this Agreement (each, an “Event of Default):

(a) The occurrence of any “Event of Default” under and as defined in the Note.

(b) Breach by PLEDGOR of any obligation set forth in the Stock Purchase Agreement, this Agreement or the Call Option Agreement, including, without limitation, any termination or acceleration of this Agreement in accordance with Sections 12 or 13 hereof.

SECTION 8. Voting Rights. (a) So as long as no Event of Default shall have occurred and be continuing, PLEDGOR shall be entitled to exercise any and all voting and other consensual rights pertaining to the Pledged Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement, the Call Option Agreement, the Stock Purchase Agreement or the Note.

(b) Upon the occurrence and during the continuance of an Event of Default, all rights of PLEDGOR to exercise the voting and other consensual rights that it would otherwise be entitled to exercise pursuant to Section 8(a), shall cease, and all such rights shall thereupon become vested in PLEDGEE, who shall thereupon have the sole right to exercise such voting or other consensual rights. PLEDGOR shall execute and deliver (or cause to be executed and delivered) to PLEDGEE all such proxies and other instruments as PLEDGEE may reasonably request for the purpose of enabling PLEDGEE to exercise the voting and other rights which it is entitled to exercise pursuant to the preceding sentence.

SECTION 9. Transfers and Other Liens; Issue of Substituted Quotas. (a) PLEDGOR agrees that it will not (i) sell (except pursuant to the terms of the Monaco Option, to the extent enforceable by applicable Law, or the Call Option Agreement) or otherwise dispose of, or grant any option with respect to, any of the Pledged Collateral, or (ii) create or permit to exist any lien, security interest, or other charge or encumbrance upon or with respect to any of the Pledged Collateral, except for the security interest under this Agreement.

(b) PLEDGOR agrees that it will, so long as any Obligations remain outstanding pledge to PLEDGEE hereunder, immediately upon their acquisition thereof, any and all participation quotas issued in substitution for the Pledged Quotas.

SECTION 10. PLEDGEE May Perform. Upon the occurrence and during the continuance of an Event of Default, if PLEDGOR fails to perform any agreement contained herein, PLEDGEE, after giving three (3) Business Day’s notice to PLEDGOR of its intention to perform, may itself perform, or cause performance of, such agreement, and the expenses of PLEDGEE incurred in connection therewith shall be payable by PLEDGOR under Section 15.

SECTION 11. Reasonable Care. PLEDGEE shall be deemed to have exercised reasonable care in the custody and preservation of the Pledged Collateral in PLEDGEE’s possession if the Pledged Collateral is accorded treatment substantially equal to that which PLEDGEE accords its own property, except that PLEDGEE shall not be excused from liability for its gross negligence or willful misconduct. It is hereby understood that PLEDGEE shall not have any responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Pledged Collateral, whether or not PLEDGEE has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Pledged Collateral.

SECTION 12. Termination. This agreement can be terminated at any time by PLEDGEE constituting sufficient cause for PLEDGEE to demand full and immediate payment, regardless of the duration of the agreement, for any of the following:

(a) Any delays in the payment of any of the Obligations.

(b) If PLEDGEE deems PLEDGOR’s financial condition has deteriorated up to a point where PLEDGOR is not capable of paying its Obligations to PLEDGEE or any other creditor.

(c) The installment of any bankruptcy proceedings, insolvency, attachments or creditor’s meetings against the PLEDGOR.

(e) If PLEDGOR does not abide by any and all obligations under this contract.

SECTION 13. Automatic Acceleration. As stipulated in Section 12 herein, PLEDGEE’s demand of full and immediate payment will make all amounts owed past due and payable, for which PLEDGOR waives domicile, renounces to all service of process and jurisdiction requirements and the right of exception for the installment of executive proceedings against PLEDGEE.

SECTION 14. Remedies upon Default. If any Event of Default shall have occurred and be continuing:

(a) PLEDGEE may exercise in respect of the Pledged Collateral all rights and remedies provided for herein or otherwise available to PLEDGEE at that time, and PLEDGEE may also, upon giving at least twenty (20) business days’ notice to PLEDGOR of the time and place of a public sale, sell the Pledged Collateral or any part thereof in one or more tranches at public sale for cash, and at such price or prices as are commercially reasonable provided such price or prices are no less than the price valuation obtained by PLEDGEE for the Pledged Collateral from an independent valuer prior to any such sale taking place and a copy of such valuation has been delivered to PLEDGOR five (5) business days prior to the date of any public sale.

(b) All cash proceeds received by PLEDGEE in respect of any sale of all or any part of the Pledged Collateral shall be applied (after payment of any amounts payable to PLEDGEE pursuant to Section 14) in whole by PLEDGEE against, all or any part of the Obligations in such order as PLEDGEE shall elect. Any surplus of such cash or cash proceeds held by PLEDGEE and remaining after payment in full of all the Obligations shall be paid over to PLEDGOR.

SECTION 15. Expenses. PLEDGOR will upon demand pay to PLEDGEE the amount of any and all reasonable expenses, including the reasonable fees and expenses of its counsel and of any experts and agents, which PLEDGEE may incur in connection with (i) the exercise of or enforcement of any of the rights of PLEDGEE hereunder or (ii) failure by PLEDGOR to perform or observe any of the provisions hereof.

SECTION 16. Security Interest Absolute. All rights of PLEDGEE and security interests hereunder, and all obligations of PLEDGOR hereunder, shall be absolute and unconditional irrespective of:

(a) Any lack of validity or enforceability of the terms of the Obligations or any other agreement or instrument relating thereto, and

(b) Any other circumstance which might otherwise constitute a defense available to, or a discharge of PLEDGOR in respect of the Obligations or in respect of this Agreement.

SECTION 17. Amendments Etc. No amendment or waiver of any provision of this Agreement nor consent to any departure by PLEDGOR herefrom, shall in any event be effective unless the same shall be in writing and signed by PLEDGEE and PLEDGOR, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 18. Addresses for Notices. All notices and other communications provided for hereunder shall be delivered to the following persons and in accordance with the communication details stated herein:

If to PLEDGEE:

Minera del Norte, S.A. de C.V.

Campos Eliseos No. 29

Col. Rincon del Bosque

11580 Mexico D.F.

Mexico

Attn: Mr. Andres Gonzalez Saravia

Facsimile: 52 (866) 633-8050

With a copy to:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention: Maurice M. Lefkort

Facsimile: (212) 728-8111

If to PLEDGOR:

Odyssey Marine Exploration, Inc.

5215 W. Laurel Street

Suite 210

Tampa, Fl 33607

Attention: Chief Executive Officer

with copies to:

Akerman LLP

401 E. Jackson Street, Suite 1700

Tampa, FL 33602

Attention: David M. Doney

Facsimile: (813) 218-5404

SECTION 19. Continuing Security Interest. This Agreement shall create a continuing security interest in the Pledged Collateral and shall (a) remain in full force and effect until payment in full of the Obligations, (b) be binding upon PLEDGOR, its successors and assigns, and (c) inure to the benefit of PLEDGEE and its successors , transferees and assigns. Upon the payment in full of the Obligations, PLEDGOR shall be entitled to the return, upon their request and their expense, of the Pledged Collateral or such of the Pledged Collateral as shall not have been sold or otherwise applied pursuant to the terms hereof.

SECTION 20. Governing Law Terms. This Agreement shall be governed by and construed in accordance with the laws of the Republic of Panama.

SECTION 21. Exclusive Forum in Designated Courts. Any dispute, controversy, proceeding or claim arising out of or relating to: (i) this Agreement or the subject matter hereof, (ii) the breach, termination, enforcement, interpretation or validity of this Agreement, or (iii) the relationship among the parties hereto or thereto, in each case, whether in contract, tort, common or statutory law, equity or otherwise, shall be brought exclusively in either (x) the United States District Court for the Southern District of New York, to the extent that such court has subject matter jurisdiction, or (y) the Commercial Division of the Supreme Court of the State of New York in the County of New York (or if such court lacks subject matter jurisdiction, in the courts of the State of New York in the County of New York) (the “Designated Court”). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Designated Court and agrees that it will not bring any action whether in tort, contract, common or statutory law, equity or otherwise arising out of or relating to this Agreement or the subject matter hereof in any court other than the Designated Court. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the Designated Court, (b) any claim that it or its property is exempt or immune from jurisdiction of the Designated Court or from any legal process commenced in such Designated Court (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such Designated Court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement or the subject matter hereof may not be enforced in or by such Designated Court.

SECTION 22. Consent to Service of Process. Each of the parties hereto hereby irrevocably and unconditionally consents to service of process in the manner provided for notices in Section 18 and agrees that nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

SECTION 23. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY DISPUTE IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

SECTION 24. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (i) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid or enforceable, such provision and (ii) the remainder shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

SECTION 25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall, taken together, be considered one and the same agreement. The execution of this Agreement by any of the Parties may be evidenced by way of a facsimile transmission of such Party’s signature, or a photocopy of such facsimile transmission, or by way of an e-mail in a portable document format (PDF), and such facsimile or e-mail signature shall be deemed to constitute the original signature of such Party thereto.

SECTION 26. Authorization. The Parties hereby expressly authorize Mario A. Vlieg, to appear before a Notary Public in the Republic of Panama to notarize, as well as to record this Pledge Agreement before the Panamanian Public Registry.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered by their officers thereunto duly authorized as of the date first above written.

MINERA DEL NORTE, S.A. DE C.V.		ODYSSEY MARINE ENTERPRISES LTD.		OCEANICA RESOURCES, S. DE R. L.

By:	/s/ Lilia Aminta de Salcedo	By:	/s/ Mark D. Gordon	By:	/s/ Greg Stemm
Name:	Lilia Aminta de Salcedo	Name:	Mark D. Gordon	Name:	Greg Stemm
Title:	Attorney in Fact	Title:	Director & Vice President	Title:	Secretary

		Melinda J. MacConnel		Alice Copeland
Witness		Witness		Witness

[Signature page to Pledge Agreement]

SCHEDULE I

PLEDGED QUOTAS BY PLEDGOR

Odyssey Marine Enterprises Ltd.

Company	Jurisdiction of Incorporation	Number of Quotas
Oceanica Resources S. de R.L.	Republic of Panama	54,000,000

SCHEDULE II

OCEANICA’s MEMBERS

Pursuant to Section 5 of this present Pledge Agreement, the signatories to this Schedule II, as listed below, authorize and agree on the following: i) that they give their express consent for PLEDGOR to pledge the Pledged Quotas, ii) that any Event of Default will give right to the PLEDGEE to execute the Pledge, as well as the Pledge Collateral, iii) that they expressly authorize and consent PLEDGEE to become a member of OCEANICA in case of any Event of Default, and iv) that they waive their preferential right over the Pledge Quotas.

Company	Number of Quotas	Authorized Signature
Odyssey Marine Enterprises, Ltd	54,000,000

Mako Resources, LLC	24,000,000

DNA LTD, Inc	18,400,000

Hamdam y Manzanero, SAPI de C.V.	1,500,000

DFC Inversiones, SAPI de C.V.	1,500,000

Subsea Minerals, Ltd	100,000

St. Vincent Bay Exploration Project, Ltd	500,000

Monaco Financial LLC	100,000